Exhibit 99.1
Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/ Jeannine Dowling
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. ANNOUNCES MANAGEMENT SUCCESSION PLAN
- Erik Gershwind, Executive Vice President and Chief Operating Officer, Appointed to Board of Directors -
- David Sandler continues as CEO for 2-3 years, will transition to Vice Chairman of Board thereafter -

Melville, NY, October 21, 2010 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today announced its management succession plan for the position of Chief Executive Officer.

Under the succession plan, David Sandler, President and Chief Executive Officer, will continue in his current role through December 31, 2012, or no later than December 31, 2013 as determined by the Company’s Board of Directors.  Erik Gershwind, Executive Vice President and Chief Operating Officer, has been identified by the Company’s Board of Directors as the successor to Mr. Sandler as the Company’s Chief Executive Officer.

Upon his transition from the position of Chief Executive Officer, Mr. Sandler will serve as Vice Chairman of the Company’s Board of Directors until at least the end of calendar 2016 or potentially longer. The Company has entered into a long term succession agreement to retain and incentivize Mr. Sandler. The terms and details of the agreement are available in an 8-K which was filed today.

There are no changes to management roles or responsibilities and no other executive leadership changes at this time.

Mr. Sandler commented, “I am gratified and humbled to continue to have the Board’s confidence in affirming my long term leadership role at MSC. While my desire in the coming years will be to eventually spend more time with my family, MSC has not only represented a career to which I remain deeply committed but an important part of my life as well. Our effective succession management process, commitment to strong corporate governance and track record of successfully transitioning leadership seamlessly makes MSC a company that is built to last.”

MSC INDUSTRIAL DIRECT CO., INC. ANNOUNCES MANAGEMENT SUCCESSION PLAN        Page - 2 -

The Company also announced that Mr. Gershwind has been elected to the Company’s Board of Directors. This election brings the number of Directors on the Company’s Board to nine, of which five are independent directors.

Philip Peller, Lead Director of the Board of Directors, said, “Over his 14-year career at MSC, Erik has worked through positions of increasing responsibility, and is a key contributor to our current strategy and success. Our Board of Directors has complete confidence in Erik and we are delighted to welcome him as our newest member of the Board.”

Mr. Sandler concluded, “I’d like to congratulate Erik on his appointment to the Board and look forward to continuing to work closely with him in the years to come as he continues to grow in his role and builds upon his track record of leadership and key successes. Our shared vision and values provide a solid foundation from which we will continue to execute on our growth strategy and drive towards long term value creation for all stakeholders.”

David Sandler, age 53, was appointed President and Chief Executive Officer in November 2005. He previously served as Chief Operating Officer from November 2000 to November 2005 and was promoted from Executive Vice President to President in November 2003. In June 1999, he was appointed as a member of the Company’s Board of Directors. Mr. Sandler previously served as Senior Vice President, Administration and from 1989 to 1998 held various positions of increasing responsibility throughout the Company. Mr. Sandler joined MSC in 1989 as a result of the acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer.

Erik Gershwind, age 39, was appointed Executive Vice President and Chief Operating Officer in October 2009. Prior to that, he was Senior Vice President, Product Management and Marketing since December 2005.  Prior to this appointment, he held various positions of increasing responsibility in business development, sales management, branch integration, and eCommerce at the Company. Mr. Gershwind joined MSC in 1996 as manager of the Company’s acquisition integration initiative, and in 1999 established MSC’s highly successful Internet business as Director of eCommerce.

Mr. Gershwind graduated summa cum laude with a B.S. in Economics from the Wharton School of Business, University of Pennsylvania and magna cum laude with a J.D. from Harvard Law School. He also serves on the board of directors for the Gershwind and Jacobson charitable foundations and on the board of overseers for the University of Pennsylvania Libraries.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 320,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 96 branch sales offices, 973 sales people, the Internet and associations with some of the world's most prominent B2B ecommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the success of the Company's management succession plan.  Additional information concerning other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

# # #